Exhibit 99.1

ELDORADO RESORTS REPORTS THIRD QUARTER NET REVENUE OF $241.6 MILLION, OPERATING INCOME OF $28.1 MILLION AND ADJUSTED EBITDA OF $49.7 MILLION

Reno, Nev. (November 3, 2016) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the third quarter ended September 30, 2016.

			Total Net Revenue

($ in thousands, except per share data)			Three Months Ended

			September 30,

	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change
Reno Tri-Properties	$ 89,676	$ 29,002	$ 59,381	$ 88,383	1.5%
Eldorado Shreveport	33,984	34,651	-	34,651	(1.9)%
Scioto Downs (3)	41,965	40,172	-	40,172	4.5%
Mountaineer	36,684	40,421	-	40,421	(9.2)%
Presque Isle Downs	39,256	39,294	-	39,294	(0.1)%
Total Net Revenue	$ 241,565	$ 183,540	$ 59,381	$ 242,921	(0.6)%

($ in thousands, except per share data)			Adjusted EBITDA

			Three Months Ended

			September 30,

	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change
Reno Tri-Properties	$ 20,611	$ 5,766	$ 13,478	$ 19,244	7.1%
Eldorado Shreveport	8,676	7,639	-	7,639	13.6%
Scioto Downs (3)	14,654	14,043	-	14,043	4.4%
Mountaineer	3,951	6,443	-	6,443	(38.7)%
Presque Isle Downs	5,537	5,593	-	5,593	(1.0)%
Corporate (4)	(3,709)	(3,253)	-	(3,253)	14.0%
Total Adjusted EBITDA (5)	$ 49,720	$ 36,231	$ 13,478	$ 49,709	0.0%

Operating income	$ 28,109	$ 24,092
Net income	$ 9,682	$ 5,399
Basic EPS	$ 0.21	$ 0.12
Diluted EPS	$ 0.20	$ 0.12

			Total Net Revenue

($ in thousands, except per share data)			Nine Months Ended

			September 30,

	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change
Reno Tri-Properties	$ 246,608	$ 79,961	$ 153,430	$ 233,391	5.7%
Eldorado Shreveport	100,514	103,919	-	103,919	(3.3)%
Scioto Downs (3)	123,991	118,438	-	118,438	4.7%
Mountaineer	105,824	122,619	-	122,619	(13.7)%
Presque Isle Downs	109,509	108,687	-	108,687	0.8%
Total Net Revenue	$ 686,446	$ 533,624	$ 153,430	$ 687,054	(0.1)%

($ in thousands, except per share data)			Adjusted EBITDA

			Nine Months Ended

			September 30,

	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change
Reno Tri-Properties	$ 50,519	$ 13,268	$ 27,723	$ 40,991	23.2%
Eldorado Shreveport	24,579	22,727	-	22,727	8.1%
Scioto Downs (3)	43,823	41,279	-	41,279	6.2%
Mountaineer	11,170	18,662	-	18,662	(40.1)%
Presque Isle Downs	16,094	15,061	-	15,061	6.9%
Corporate (4)	(11,476)	(10,482)	-	(10,482)	9.5%
Total Adjusted EBITDA (5)	$ 134,709	$ 100,515	$ 27,723	$ 128,238	5.0%

Operating income	$ 76,026	$ 59,235
Net income	$ 23,842	$ 4,030
Basic EPS	$ 0.51	$ 0.09
Diluted EPS	$ 0.50	$ 0.09

(1)    Figures for the three and nine months ended September 30, 2015 represent the results of Silver Legacy and Circus Circus Reno for the period beginning on July 1, 2015 and January 1, 2015, respectively, and ending on November 24, 2015, the date that ERI acquired those properties.  Such figures are based on the unaudited historical internal financial statements of such entities and have not been reviewed by the Company’s auditors.

(2)    Figures for the three and nine months ended September 30, 2015 include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015.  Such presentation does not conform with generally accepted accounting principle (“GAAP”) or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

(3)    Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in Q1 2016.  The changes are non-cash and related to prior years.  If the regulatory change didn’t take place, net revenues at Scioto Downs would have increased 5.5% for the nine months ended September 30, 2016.  The net non-cash impact to Adjusted EBITDA was $0.6 million and that amount is added back to Scioto Downs’ Adjusted EBITDA for the nine months ended September 30, 2016.

(4)    Corporate for the nine months ended September 30, 2016 and three and nine months ended September 30, 2015 excludes severance expense of $1.5 million, $0.1 million and $0.1 million, respectively.

(5)    Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Eldorado’s total net revenues, Adjusted EBITDA and consolidated Adjusted EBITDA margin for the 2016 third quarter were in line with the prior-year’s pro forma results, against what was our toughest comp quarter for the year,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.  “Our three largest contributing operations remain key catalysts for our business as Adjusted EBITDA increased year over year at all three with Adjusted EBITDA for our Reno Tri-Properties up 7.1%, Eldorado Scioto Downs increasing 4.4% and Eldorado Shreveport rising 13.6%.

“Since the middle of 2014, we have successfully executed a multi-pronged growth strategy comprised of organic growth through targeted return focused facility enhancement projects, a $10 million cost savings program and refined operating management disciplines. These initiatives have been complemented by growth through accretive acquisitions which expanded our scale, operating efficiencies and margins.  Following our acquisition of MGM’s 50 percent interest in the Silver Legacy Resort Casino Reno and the assets of Circus Circus Reno, our Reno Tri-Properties operations offer a strong foundation to drive organic growth in a vibrant market.

“During the third quarter, we announced the development of a comprehensive master plan for the Reno Tri-Properties designed to elevate the gaming, entertainment, food, beverage and other amenities available to guests across the complex and generate returns on our investment.  We have commenced work on our $50 million Tri-Property facility enhancement plan that will further integrate the guest experience and deliver an enhanced and seamless luxury resort environment.  Work is scheduled to be phased over three years to minimize disruption to our customers and key projects include renovations to all of the 4,100 rooms across the complex that celebrate the unique attributes of each property, enhanced race and sports books at Silver Legacy and Circus Circus, a new world-class luxury spa at Eldorado Reno, new food and beverage venues across the complex, upgrades to public spaces and a transformation of the carnival midway at Circus Circus.

“Late in the third quarter, we announced the planned $1.7 billion acquisition of Isle of Capri Casinos in what is a transformational growth opportunity for Eldorado.  This acquisition represents a significant milestone in our long-term strategy to expand our regional gaming platform through accretive acquisitions and upon completion will dramatically increase the scale of our gaming operations and further diversify the geographic reach of our company.  The transaction is expected to be immediately accretive to our free cash flow and diluted earnings per share, inclusive of identified cost synergies of approximately $35 million in the first year following the completion of the transaction.  Importantly, after giving effect to the planned dispositions of Isle of Capri Casino Hotel Lake Charles and Lady Luck Casino Marquette, the combined operations of Eldorado and Isle will feature approximately 20,290 slot machines and VLTs, more than 550 table games and over 6,550 hotel rooms.  As we move through the regulatory review process in advance of an expected closing in the second quarter of 2017, the Eldorado team is creating detailed plans to implement our margin enhancement strategies across the Isle of Capri property portfolio while elevating the customer experience by marrying best practices from both companies.  Eldorado has a wealth of proven gaming, hotel management and food and beverage managerial talent and we believe that a combined Eldorado and Isle of Capri can create substantial near- and long-term synergies and value for our combined shareholder base.”

Balance Sheet and Liquidity

At September 30, 2016, Eldorado had $44.6 million in cash and cash equivalents and $2.4 million in restricted cash.  Outstanding indebtedness at September 30, 2016 totaled $813.7 million, including $19.0 million outstanding on the Company’s revolving credit facility.  Capital expenditures in the third quarter and first nine months of 2016 totaled $12.6 million and $32.9 million, respectively.  The Company anticipates 2016 full-year capital expenditures of $56 million, up from the previous estimate of $50 million as the Company has pulled forward planned project cap-ex at the Reno Tri-Properties.

“During the quarter we remained focused on the health of our balance sheet and made cash interest payments of $18.2 million while making additional repayments of $4.1 million on our debt,” said Tom Reeg, President and Chief Financial Officer of Eldorado.  “As a result, Eldorado’s total 2016 debt reduction through September 30, 2016 amounted to $77.7 million which combined with our Adjusted EBITDA growth lowered our trailing twelve month consolidated gross leverage ratio to 4.9x.  In addition, over the last two years we have deployed available capital to strategic facility enhancement projects which have led to property-level operating improvements, and have significantly increased the scale of our operations with the acquisition of the MTR assets as well as Circus Circus Reno and MGM’s 50% interest in Silver Legacy we did not own to complement our existing property base.  Going forward, our priority remains to deploy free cash flow from existing operations and the planned acquisition of Isle of Capri to reduce leverage and pursue future growth opportunities.”

Summary of 2016 Third Quarter Property Results and Facility Enhancements

Nevada

Net revenue at the Reno Tri-Properties for the quarter ended September 30, 2016 increased 1.5% over the prior-year period to $89.7 million, with operating income decreasing 9.0% to $15.6 million and Adjusted EBITDA of $20.6 million growing 7.1% year over year.  Adjusted EBITDA margin increased 121 basis points in the third quarter to 23.0%. The improvement in Adjusted EBITDA reflects the leverage in the Tri-Properties operating model as the year-over-year increase in many of the complex’s volume indicators drove improved flow through of revenue to Adjusted EBITDA.  RevPAR improved 5% in the quarter and is up 13.1% year-to-date. The consolidation of the Tri-Properties continues with the ongoing implementation of revenue and expense synergy strategies and the commencement of the Company’s $50 million capital plan in the market.

Louisiana

Net revenue at Eldorado Shreveport declined 1.9% to $34.0 million in the third quarter of 2016 from $34.7 million in the third quarter of 2015 while operating income increased 15.5% year over year to $6.7 million.  Adjusted EBITDA increased 13.6% to $8.7 million from $7.6 million in the comparable quarter of 2015 reflecting continued improvements in expense management.  While weakness in the energy sector continued to impact the Shreveport market, the property increased its market share in the third quarter and achieved above 100% “fair share” for the first time ever in the quarter.

Eastern Properties

Net revenue at Eldorado Scioto Downs increased 4.5% to $42.0 million in the third quarter of 2016 from $40.2 million in the third quarter of 2015 and operating income increased 1.1% year over year to $10.3 million.  Scioto Downs’ third quarter 2016 Adjusted EBITDA increased 4.4% to $14.7 million from $14.0 million in the comparable prior-year period.  Both net revenues and Adjusted EBITDA at Scioto Downs grew on a year over year basis for the seventh consecutive quarter.  In addition, reflecting the benefit from the 2015 fourth quarter opening of The Brew Brothers microbrewery and restaurant, non-gaming revenue at the property rose 3.1% in the third quarter.  Construction on the 118-room Hampton Inn Hotel at the property continues and the hotel, being developed by a third party, is now expected to open early in the first quarter of 2017 representing a slight delay from the prior expectation that it would open in the fourth quarter of 2016.

At Presque Isle Downs & Casino, third quarter 2016 net revenue of $39.3 million was in line with the prior-year period net revenue while operating income increased 15.6% year over year to $3.8 million.  Adjusted EBITDA declined slightly to $5.5 million in the third quarter of 2016 from $5.6 million a year ago.

Net revenue at Mountaineer Casino, Racetrack & Resort declined 9.2% to $36.7 million in the third quarter of 2016 from $40.4 million in the third quarter of 2015 with operating income decreasing 62.6% to $1.0 million over the same time period.  Adjusted EBITDA declined 38.7% year over year to $4.0 million.  While the county smoking ban that went into effect July 1, 2015 was lapped at the beginning of the third quarter of 2016, its implementation continued to impact property results.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliate, acquisition charges, S-1 expenses, severance expenses and other regulatory gaming assessments, including the impact of change in reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Third Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-4904, conference ID 5680096 (domestic and international callers).  Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates seven properties in five states, including the Eldorado Resort Casino, the Silver Legacy Resort Casino and Circus Circus Resort Casino in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. For more information, please visit www.eldoradoresorts.com.

The Company recently announced that it has entered into a definitive merger agreement to acquire Isle of Capri Casinos, Inc. (NASDAQ: ISLE) for total consideration of $1.7 billion.  Upon completion of the transaction, expected to occur in the second quarter of 2017, Eldorado will add 12 additional properties to its portfolio taking into account announced divestitures.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.   Such risks, uncertainties and other important factors include, but are not limited to:  the timing of consummating a potential transaction between Eldorado and Isle; the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and satisfy or waive other closing conditions; the ability to obtain the approval of stockholders of Eldorado and Isle; the possibility that the merger does not close when expected or at all or that the companies may be required to modify aspects of the merger to achieve regulatory approval; Eldorado’s ability to realize the synergies contemplated by a potential transaction; Eldorado’s ability to promptly and effectively integrate the business of Eldorado and Isle;  uncertainties in the global economy and credit markets and its potential impact on Eldorado’s ability to finance the transaction; the outcome of any legal proceedings that may be instituted in connection with the transaction; the ability to retain certain key employees of Isle; the possibility of a material adverse change affecting Eldorado or Isle; the possibility that the business of Eldorado or Isle may suffer as a result of the announcement of the transaction; Eldorado’s ability to obtain financing on the terms expected, or at all; changes in value of our common stock between the date of the merger agreement and the closing of the merger; our substantial indebtedness and the impact of such obligations on our operations and liquidity; competition; our geographic concentration; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and competition to attract and retain management and key employees.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Important Information for Investors and Stockholders

The information in this press release is not a substitute for the prospectus/proxy statement that Eldorado and Isle will file with the Securities and Exchange Commission (the “SEC”), which will include a prospectus with respect to shares of Eldorado common stock to be issued in the merger and a proxy statement of each of Eldorado and Isle in connection with the merger between Eldorado and Isle (the “Prospectus/Proxy Statement”). The Prospectus/Proxy Statement will be sent or given to the stockholders of Eldorado and Isle when it becomes available and will contain important information about the merger and related matters, including detailed risk factors. SECURITY HOLDERS OF ELDORADO AND ISLE ARE ADVISED TO READ THE PROSPECTUS/PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Prospectus/Proxy Statement and other documents that will be filed with the SEC by Eldorado and Isle will be available without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) Eldorado Resorts, Inc. by mail at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501, Attention: Investor Relations, by telephone at (775) 328-0112 or by going to the Investor page on Eldorado’s corporate website at www.eldoradoresorts.com; or (2) Isle of Capri Casinos, Inc. by mail at 600 Emerson Road, Suite 300, Saint Louis, Missouri 63141, Attention: Investor Relations, by telephone at (314) 813-9200, or by going to the Investors page on Isle’s corporate website at www.islecorp.com. A final proxy statement or proxy/prospectus statement will be mailed to stockholders of Eldorado and Isle as of their respective record dates.

The information in this press release is neither an offer to sell nor the solicitation of an offer to sell, subscribe for or buy any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Proxy Solicitation

Eldorado and Isle, and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Eldorado is set forth in the proxy statement for Eldorado’s 2016 annual meeting of stockholders and Eldorado’s 10-K for the year ended December 31, 2015. Information about the directors and executive officers of Isle is set forth in the proxy statement for Isle’s 2016 annual meeting of shareholders and Isle’s Form 10-K for the year ended April 24, 2016. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

Contact:

Thomas Reeg	Joseph N. Jaffoni, Richard Land

President and Chief Financial Officer	JCIR

Eldorado Resorts, Inc.	212/835-8500

775/328-0112	eri@jcir.com

investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30, 2016	December 31, 2015
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$44,609	$78,278
Restricted cash	2,395	5,271
Accounts receivable, net	17,061	9,981
Inventories	11,477	11,742
Prepaid income taxes	74	112
Prepaid expenses and other	16,322	10,795
Total current assets	91,938	116,179
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	1,286	1,286
PROPERTY AND EQUIPMENT, NET	609,795	625,416
GAMING LICENSES AND OTHER INTANGIBLE ASSETS, NET	488,421	492,033
GOODWILL	66,826	66,826
NON-OPERATING REAL PROPERTY	14,218	16,314
OTHER ASSETS, NET	6,390	6,954
Total assets	$1,278,874	$1,325,008

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$4,539	$4,524
Accounts payable	22,701	17,005
Due to affiliates	169	129
Accrued property, gaming and other taxes	16,772	19,424
Accrued payroll and related	15,146	17,852
Accrued interest	7,707	14,978
Accrued other liabilities	30,601	31,798
Total current liabilities	97,635	105,710
LONG-TERM DEBT, LESS CURRENT PORTION, NET OF DISCOUNT	786,112	861,713
DEFERRED INCOME TAXES	91,229	78,797
OTHER LONG-TERM LIABILITIES	7,001	8,121
	981,977	1,054,341

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	296,897	270,667
Total liabilities and stockholders’ equity	$1,278,874	$1,325,008

ELDORADO RESORTS, INC.

CONSOLIDATED INCOME STATEMENT

($ in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Casino	$184,604	$156,357	$532,141	$460,807
Pari-mutuel commissions	3,527	3,781	7,104	8,042
Food and beverage	38,029	24,040	108,735	69,717
Hotel	28,001	9,193	73,843	24,671
Other	12,095	6,165	33,994	17,464
	266,256	199,536	755,817	580,701
Less: promotional allowances	(24,691)	(15,996)	(69,371)	(47,077)
Net operating revenues	241,565	183,540	686,446	533,624

Expenses:
Casino	103,272	90,398	299,908	268,282
Pari-mutuel commissions	3,506	3,625	7,761	8,414
Food and beverage	21,046	12,461	61,557	36,384
Hotel	7,956	2,340	23,064	6,843
Other	7,298	4,079	19,990	10,513
Marketing and promotions	11,323	7,816	30,664	22,321
General and administrative	34,094	23,285	98,129	69,882
Corporate	4,426	3,652	15,684	11,713
Depreciation and amortization	15,810	13,954	47,597	42,454
Total operating expenses	208,731	161,610	604,354	476,806

GAIN (LOSS) ON SALE OR DISPOSAL OF PROPERTY	25	(6)	(740)	(2)
ACQUISITION CHARGES	(4,750)	(380)	(5,326)	(717)
EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATE	-	2,548	-	3,136
OPERATING INCOME	28,109	24,092	76,026	59,235

OTHER EXPENSE:
Interest expense, net	(12,589)	(14,482)	(38,375)	(48,946)
Loss on early retirement of debt, net	-	(1,790)	(155)	(1,790)
Total other expense	(12,589)	(16,272)	(38,530)	(50,736)

NET INCOME BEFORE INCOME TAXES	15,520	7,820	37,496	8,499
PROVISION FOR INCOME TAXES	(5,838)	(2,421)	(13,654)	(4,469)
NET INCOME	$9,682	$5,399	$23,842	$4,030

Net income per share of common stock:
Basic	$0.21	$0.12	$0.51	$0.09
Diluted	$0.20	$0.12	$0.50	$0.09
Weighted average number of shares outstanding:
Basic	47,193,120	46,516,614	47,106,706	46,509,369
Diluted	47,834,644	46,763,589	47,737,592	46,620,959

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

Three Months Ended September 30, 2016

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation (3)	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties	$ 15,606	$ 4,864	$ -	$ -	$ 153	$ (12)	$ 20,611
Eldorado Shreveport	6,703	1,973	-	-	-	-	8,676
Scioto Downs	10,337	4,320	-	-	-	(3)	14,654
Mountaineer	998	2,678	-	-	257	18	3,951
Presque Isle Downs	3,767	1,849	-	-	6	(85)	5,537
Corporate	(9,302)	126	717	4,750	-	-	(3,709)
	$ 28,109	$ 15,810	$ 717	$ 4,750	$ 416	$ (82)	$ 49,720

Three Months Ended September 30, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties	$ 6,339	$ 1,959	$ -	$ -	$ -	$(2,532)	$ 5,766
Eldorado Shreveport	5,801	1,902	-	-	-	(64)	7,639
Scioto Downs	10,226	3,798	-	-	19	-	14,043
Mountaineer	2,667	3,764	-	-	12	-	6,443
Presque Isle Downs	3,259	2,417	-	-	-	(83)	5,593
Corporate	(4,200)	114	334	380	65	54	(3,253)
Total Excluding Pre-Acquisition	24,092	13,954	334	380	96	(2,625)	36,231
Pre-Acquisition (1)	10,819	2,659	-	-	-	-	13,478
Total Including Pre-Acquisition (5)	$ 34,911	$ 16,613	$ 334	$ 380	$ 96	$(2,625)	$ 49,709

Nine Months Ended September 30, 2016

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation (3)	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties	$ 34,825	$ 15,373	$ -	$ -	$ 153	$ 168	$ 50,519
Eldorado Shreveport	18,746	5,883	-	-	-	(50)	24,579
Scioto Downs (2)	30,514	12,736	-	-	-	573	43,823
Mountaineer	2,407	7,728	-	-	258	777	11,170
Presque Isle Downs	10,846	5,526	-	-	6	(284)	16,094
Corporate	(21,312)	351	2,749	5,324	1,461	(49)	(11,476)
	$ 76,026	$ 47,597	$ 2,749	$ 5,324	$ 1,878	$1,135	$134,709

Nine Months Ended September 30, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (4)	Adjusted EBITDA
Reno Tri-Properties	$ 10,497	$ 5,833	$ -	$ -	$ 63	$(3,125)	$ 13,268
Eldorado Shreveport	17,056	5,709	-	-	25	(63)	22,727
Scioto Downs	29,988	11,272	-	-	19	-	41,279
Mountaineer	6,832	11,722	-	-	108	-	18,662
Presque Isle Downs	7,647	7,617	-	-	-	(203)	15,061
Corporate	(12,785)	301	1,155	717	75	55	(10,482)
Total Excluding Pre-Acquisition	59,235	42,454	1,155	717	290	(3,336)	100,515
Pre-Acquisition (1)	18,603	9,100	-	-	20	-	27,723
Total Including Pre-Acquisition (5)	$ 77,838	$ 51,554	$ 1,155	$ 717	$ 310	$(3,336)	$128,238

(1)          Figures for the three and nine months ended September 30, 2015 represent the results of Silver Legacy and Circus Circus Reno for the period beginning on July 1, 2015 and January 1, 2015, respectively, and ending on November 24, 2015, the date that ERI acquired those properties. Such figures are based on the unaudited historical internal financial statements of such entities and have not been reviewed by the Company’s auditors.

(2)          Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win during the first quarter of 2016.  The changes are non-cash and related primarily to prior years.  The net non-cash impact to Adjusted EBITDA was $0.6 million for the nine months ended September 30, 2016.

(3)          Included in stock-based compensation expense for the three and nine months ended September 30, 2016 is $0.2 million and $0.5 million, respectively, of additional stock-based compensation expense as a result of severance related restricted stock units becoming fully vested during the three and nine months ended September 30, 2016.

(4)          Other is comprised of (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (2) above.

(5)          Figures for the three and nine months ended September 30, 2015 include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015.  Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.